Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Reports Second Quarter Results

WEST LAFAYETTE, IN, May 15, 2017 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced financial results for the second quarter and first six months of fiscal 2017.

Second Quarter Results

For the three months ended March 31, 2017, revenue amounted to $6,359,000, a 19% increase from $5,339,000 in the second quarter of fiscal 2016.

Service revenue for the second quarter of fiscal 2017 increased 22% to $4,962,000, compared to $4,053,000 for the same period in fiscal 2016. Preclinical services revenues led the improvement due to an overall increase in the number of studies in the second quarter versus the prior year period. Other laboratory services revenues were positively impacted by higher discovery and pharmaceutical analysis revenues in the second quarter of fiscal 2017 versus the comparable period in fiscal 2016. Also, archive services revenue added $229,000 to other laboratory services revenue in the second fiscal quarter of 2017. Bioanalytical analysis revenues declined due to fewer samples received and analyzed in the second quarter of fiscal 2017 and an unfavorable mix favoring method development and validation projects during that time period, which generate lower revenue but involve more dedicated resources.

Sales in our Products segment increased 9% in the second quarter of fiscal 2017 from $1,286,000 to $1,397,000 when compared to the same period in the prior fiscal year. The majority of the increase stems from higher sales of our Culex automated in vivo sampling systems and related consumables over the same period in the prior fiscal year.

Gross profit increased to $2,043,000, or 32% of revenue, in the second quarter of fiscal 2017, compared to $1,316,000, or 25% of revenue, during the comparable fiscal 2016 period. The principal causes for the improvement were the increase in revenue, which led to a higher absorption of the fixed costs in our business, and a more favorable sales mix.

Operating expenses for the second quarter of fiscal 2017 decreased 6% to $1,488,000 compared to $1,578,000 during the second quarter of fiscal 2016. This decrease is mainly due to lower salaries and benefits from the loss of business development and other management personnel in the second fiscal quarter of 2017 compared to the same period in fiscal 2016. These reductions were partially offset by higher consulting services.

Operating income for the second quarter of fiscal 2017 amounted to $555,000 compared to an operating loss of $262,000 for the second quarter of fiscal 2016. The improvement was primarily due to higher revenue and the improved operating margins, and to a lesser extent, to decreased operating expenses.

Net income for the second quarter of fiscal 2017 amounted to $417,000, or $0.05 per diluted share, compared to a net loss of $254,000, or $0.03 per diluted share for the second quarter of fiscal 2016.

EBITDA for the second quarter of fiscal 2017, amounted to $937,000, compared to EBITDA of $84,000 for the second quarter of fiscal 2016.

First Half Results

For the six months ended March 31, 2017, revenue amounted to $12,533,000 a 22% increase from $10,234,000 in the second quarter of fiscal 2016.

Service revenue increased 26% in the six months ended March 31, 2017 to $10,226,000 from $8,108,000 in the first six months of fiscal 2016. The increase in preclinical services led the improvement resulting from an overall increase in the number of studies from the prior year period. Other laboratory services revenues were positively impacted by higher discovery and pharmaceutical analysis revenues in fiscal 2017 versus the comparable period in fiscal 2016. Also, archive services revenue added $237,000 to other laboratory services revenue in fiscal 2017. Bioanalytical analysis revenues decreased due to fewer samples received and analyzed in fiscal 2017 in addition to an unfavorable mix favoring method development and validation projects during this time period, which generate lower revenue but involve more dedicated resources.

Sales in our Products segment increased 8% in the first six months ended March 31, 2017, from $2,126,000 to $2,307,000 when compared to the same period in the prior fiscal year. The majority of the increase stems from higher sales of our Culex automated in vivo sampling systems and related consumables over the same period in the prior fiscal year.

Gross profit in the six months ended March 31, 2017 increased to $3,902,000, or 31% of revenue, compared to $2,300,000, or 22% of revenue, for the same period of the prior fiscal year. The improvement was driven by a increase in revenues which led to a higher absorption of fixed costs and a favorable change in sales mix in the Products segment.

Operating expenses for the six months ended March 31, 2017 increased 5% to $3,253,000 from $3,091,000 for the comparable fiscal 2016 period. The principal reasons for the increase were the accrual for the severance for our former Chief Executive Officer, amounting to approximately $200,000, as well as higher consulting services. These items were offset in part by decreased spending for salaries and benefits, outside services and employee search costs.

Operating income for the first six months of fiscal 2017 amounted to $649,000 compared to an operating loss of $791,000 for the first six months of fiscal 2016. The improvement was primarily due to higher revenue and the improved operating margins partially offset by increased operating expenses.

Net income amounted to $434,000, or $0.05 per diluted share, for the first six months of fiscal 2017. Net loss amounted to $760,000, or $0.09 per diluted share, for the first six months of fiscal 2016.

EBITDA was $1,417,000 for the first six months of fiscal 2017, compared to a negative EBITDA of $87,000 for the first six months of fiscal 2016.

Cash Provided by Operating Activities

Cash provided by operating activities was $561,000 for the first six months of fiscal 2017 due in part to the improved operating income performance during the first half of the year and lower working capital levels. The Company had $419,000 in cash and cash equivalents at March 31, 2017.  During the first six months of fiscal 2017, cash from operations funded higher working capital levels and capital expenditures for building improvements and equipment of approximately $152,000. The amount outstanding under the Company’s line of credit was $1,419,000 at March 31, 2017 compared to $1,358,000 at September 30, 2016.

Credit Arrangements Default

During fiscal 2016 and throughout the first six months of fiscal 2017 we have operated either in default of, or under forbearance arrangements with respect to our credit agreements with Huntington National Bank (“Huntington Bank”). Effective January 31, 2017, we entered into a Fifth Forbearance Agreement and Sixth Amendment to Credit Agreement (the “Fifth Forbearance Agreement”) with Huntington Bank. Pursuant to the Fifth Forbearance Agreement, Huntington Bank agreed to forbear from exercising its rights and remedies under the Company’s credit facility and from terminating the Company’s related swap agreement with respect to the Company’s non-compliance with applicable financial covenants under the credit agreement and any further non-compliance with such covenants until July 31, 2017. If we are unable to refinance our indebtedness before the end of the forbearance period, and were Huntington Bank to demand payment on the outstanding debt under our credit arrangements, we would have insufficient funds to satisfy that obligation. In such case, in addition to the ability to immediately demand payment of the outstanding debt under our term loan and revolving loan, Huntington Bank would have the right to exercise its security interest, to take possession of or sell the underlying collateral, to increase interest accruing on the debt, to refrain from making additional advances under the revolving loan, and to terminate our interest rate swap. We have classified the entire term loan payable to Huntington Bank and the interest rate swap agreement with Huntington Bank as current liabilities of the Company.

The Company’s Board of Directors has directed management to seek alternatives that will enable the Company to repay its indebtedness to Huntington Bank in full upon the expiration of the forbearance period. The following alternatives, among others, are being evaluated: replacement financing, the potential disposition of certain assets and the possible sale of the West Lafayette building. Management has been reviewing details of all current account management and marketing programs as well as all invoicing and top-line growth initiatives.

Although the Company continues to face the near term challenge of replacing its Huntington Bank debt, the operating performance for the three and six months ended March 31, 2017 is encouraging. The financial results for the three and six months ended March 31, 2017 reflect Management's initiatives aimed at growing revenue, reducing costs and generating more cash flow. The additional revenues for archive services and the recent reductions in inventory and accounts payable are examples of these initiatives. For the remainder of fiscal 2017, the entire BASi team remains committed to the Company's core priorities and is focused on seeking additional opportunities to increase revenue and profits. For example, we are exploring the use of distributor and reseller arrangements to boost sales in our products business. Additionally, we intend to increase our investment in product research and development. We anticipate making investments to increase our discovery and preclinical services revenues. We have recently welcomed the Company’s founder as a scientific advisor to the team; and we are also looking to selectively add to our scientific and business development staff. Lastly, the Board of Directors continues to weigh options and timing for hiring a new Chief Executive Officer, to fill the position vacated in November of 2016.

Remarks

Jill Blumhoff, BASi’s Vice President of Finance and Chief Financial Officer commented, “Our results demonstrate another very good quarter for BASi. We achieved significant profitability improvement year over year primarily due to our improved top line performance and focus on cost controls. We continue to experience strong demand for our preclinical services and steady improvement in our discovery and pharmaceutical analysis revenues. We intend to build on our positive momentum as we make progress on our strategic imperatives including steps to refinance our indebtedness with Huntington Bank, capture more cost savings where appropriate and expand our business with existing customers and add new ones. I would like to sincerely thank our employees for their continued focus on and commitment to our strategy. ”

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are EBITDA for the second quarter and first six months of fiscal 2017 and 2016, respectively. EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. EBITDA may also exclude certain non-cash expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Service revenue	$4,962	$4,053	$10,226	$8,108
Product revenue	1,397	1,286	2,307	2,126
Total revenue	6,359	5,339	12,533	10,234

Cost of service revenue	3,546	3,316	7,296	6,655
Cost of product revenue	770	707	1,335	1,279
Total cost of revenue	4,316	4,023	8,631	7,934

Gross profit	2,043	1,316	3,902	2,300
Operating expenses:
Selling	242	360	578	667
Research and development	110	132	214	289
General and administrative	1,136	1,086	2,461	2,135
Total operating expenses	1,488	1,578	3,253	3,091

Operating income (loss)	555	(262)	649	(791)

Interest expense	(134)	(70)	(210)	(136)
Change in fair value of warrant liability – decrease	-	79	-	168
Other income (expense)	1	-	2	1

Net income (loss) before income taxes	422	(253)	441	(758)

Income taxes	5	1	7	2

Net income (loss)	$417	$(254)	$434	$(760)

Other comprehensive income (loss):	8	(19)	29	(99)

Comprehensive income (loss)	$425	$(273)	$463	$(859)

Basic net income (loss) per share	$0.05	$(0.03)	$0.05	$(0.09)
Diluted net income (loss) per share	$0.05	$(0.03)	$0.05	$(0.09)

Weighted common shares outstanding:
Basic	8,148	8,108	8,128	8,107
Diluted	8,710	8,108	8,707	8,107

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2017	September 30, 2016
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$419	$386
Accounts receivable
Trade, net of allowance of $2,977 at March 31, 2017 and $565 at September 30, 2016	2,721	1,649
Unbilled revenues and other	498	591
Inventories, net	1,119	1,453
Prepaid expenses	559	798
Total current assets	5,316	4,877

Property and equipment, net	15,540	16,136
Lease rent receivable	69	51
Goodwill	38	38
Other assets	24	27
Total assets	$20,987	$21,129

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,803	$2,965
Restructuring liability	1,117	1,117
Accrued expenses	1,287	1,089
Customer advances	3,763	3,114
Income tax accruals	16	13
Revolving line of credit	1,419	1,358
Fair value of interest rate swap	6	35
Current portion of capital lease obligation	125	126
Term loan, net of debt issuance costs	3,387	3,656
Total current liabilities	12,923	13,473

Capital lease obligation, less current portion	134	198

Total liabilities	13,057	13,671

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,035 Series A shares at $1,000 stated value issued and outstanding at March 31, 2017 and 1,185 at September 30, 2016	1,035	1,185
Common shares, no par value:
Authorized 19,000,000 shares; 8,188,896 issued and
outstanding at March 31, 2017 and 8,107,558 at September 30, 2016	2,009	1,989
Additional paid-in capital	21,378	21,240
Accumulated deficit	(16,486)	(16,921)
Accumulated other comprehensive income (loss)	(6)	(35)
Total shareholders’ equity	7,930	7,458

Total liabilities and shareholders’ equity	$20,987	$21,129

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

GAAP Net income (loss)	$417	$(254)	$434	$(760)

Add back: Interest expense	134	70	210	136
Income taxes	5	1	7	2
Depreciation and amortization	384	332	759	674
Decrease in fair value of warrant liability	-	(79)	-	(168)
Stock option expense	(3)	14	7	29

Adjusted EBITDA	$937	$84	$1,417	$(87)

Adjusted EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, impairment charges and the change in the fair value of warrant liability.